Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
SAFE AND GREEN DEVELOPMENT CORPORATION

(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)

Safe and Green Development Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies as follows:

1.  The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Restated Certificate”) and declaring said amendment to be advisable. The amendment amends Article I of the Restated Certificate as follows:

“ARTICLE I

NAME

The name of the Corporation is RenX Enterprises Corp. (the “Corporation”).”

2.  This Certificate of Amendment shall be effective at 12:01 a.m. Eastern Time on December 19, 2025.

IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 17th day of December, 2025.

/s/ David Villarreal
David Villarreal
Chief Executive Officer